UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 15, 2015

SmartStop Self Storage, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-53644

Maryland	32-0211624
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Merger Agreement

On June 15, 2015, SmartStop Self Storage, Inc., a Maryland corporation (“SmartStop”), SmartStop Self Storage Operating Partnership, L.P., a Delaware limited partnership (“SmartStop OP”), Extra Space Storage Inc., a Maryland corporation (“Extra Space”), Extra Space Storage LP, a Delaware limited partnership (“Extra Space OP”), Edgewater REIT Acquisition (MD) LLC, a Maryland limited liability company and a direct or indirect wholly-owned subsidiary of Extra Space OP (“Merger Sub I”) and Edgewater Partnership Acquisition (DE) LLC, a Delaware limited liability company and a direct or indirect wholly-owned subsidiary of Extra Space OP (“Merger Sub II”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that (i) Extra Space will acquire SmartStop by way of a merger of SmartStop with and into Merger Sub I, with Merger Sub I being the surviving entity (the “Company Merger”), (ii) immediately after the Company Merger, but before the Partnership Merger (as defined herein), Merger Sub I will transfer (the “Transfer”) certain of its limited partnership units of SmartStop OP (the “Transferred Units”) to a subsidiary of Extra Space, and (iii) immediately after the Transfer, Merger Sub II will merge with and into SmartStop OP, with SmartStop OP continuing as the surviving entity and a direct or indirect wholly-owned subsidiary of Extra Space OP (the “Partnership Merger” and, together with the Company Merger, the “Mergers”). The board of directors of SmartStop (the “Board”) and SmartStop, as general partner of SmartStop OP, have unanimously approved the Mergers, the Merger Agreement and the transactions contemplated by the Merger Agreement.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Company Merger (the “Company Merger Effective Time”), each outstanding share of SmartStop common stock, par value $0.001 per share (the “Common Stock”), prior to the Company Merger Effective Time (other than shares owned by SmartStop and its subsidiaries or Extra Space and its subsidiaries) will be automatically converted into the right to receive an amount in cash equal to $13.75, without interest and less any applicable withholding taxes (the “Merger Consideration”). At the Company Merger Effective Time, all shares of Common Stock that are subject to vesting and other restrictions will become fully vested and be converted into the right to receive the Merger Consideration. At the effective time of the Partnership Merger, each outstanding SmartStop OP partnership unit, other than partnership units held by SmartStop and its subsidiaries or Extra Space and its subsidiaries (including the Transferred Units), will be automatically converted into the right to receive an amount in cash equal to $13.75, without interest and less any applicable withholding taxes, provided however, if the SmartStop OP unit holder is an “accredited investor” as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and timely makes a valid election to receive common operating partnership units of Extra Space OP in lieu of cash, each unit held by such SmartStop OP unit holder will be converted into the right to receive 0.2031 common operating partnership units of Extra Space OP, including the right to receive cash in lieu of any fractional interests in such units.

SmartStop and Extra Space have made customary representations, warranties and covenants in the Merger Agreement. SmartStop has also agreed, among other things, to (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, (ii) use its reasonable best efforts to maintain its material assets and properties in their current condition (subject to certain exceptions), (iii) preserve intact in all material respects its current business organization, goodwill, ongoing business and relationships with third parties, and keep available the services of its present officers, employees and service providers, (iv) maintain all insurance policies, and (v) maintain its status as a real estate investment trust.

The closing of the Company Merger is subject to the approval of the Company Merger by the affirmative vote of holders of not less than a majority of all outstanding shares of Common Stock (the “SmartStop Stockholder Approval”). The Partnership Merger has been approved in accordance with the SmartStop OP partnership agreement. The closing of the Mergers is also subject to various customary conditions, including but not limited to the following: (i) the absence of any governmental order prohibiting the consummation of the transactions contemplated by the Merger Agreement, (ii) the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifications), (iii) compliance with the covenants and agreements in the Merger Agreement in all material respects, (iv) the absence of any material adverse effect on SmartStop, (v) the receipt of certain third party consents, and (vi) the completion of the sale of the Excluded Assets (as defined below). The closing of the Company Merger is neither subject to a financing condition nor to the approval of Extra Space’s stockholders.

The Merger Agreement provides that SmartStop is not permitted to solicit alternative acquisition proposals, and, subject to certain exceptions, is not permitted to enter into discussions concerning, or provide confidential information in connection with, any alternative acquisition. The Merger Agreement contains termination rights for both SmartStop and Extra Space, including, among other bases for termination, if the Company Merger is not consummated on or before March 31, 2016 and if the SmartStop Stockholder Approval is not obtained. In addition, either party may choose to terminate the Merger Agreement under certain circumstances, including among others, if: (i) prior to SmartStop stockholders voting on the Company Merger, SmartStop receives a superior proposal, and after providing Extra Space with adequate notice, failing to reach agreement on modified terms to the Merger Agreement after negotiating in good faith with Extra Space and paying a termination fee of $38.0 million, SmartStop enters into a definitive agreement in connection with such superior proposal; or (ii) the Board changes its recommendation to its stockholders to vote in favor of the Company Merger as a result of an intervening event, as defined in the Merger Agreement, and contemporaneously SmartStop pays Extra Space a termination fee of $38.0 million. If no alternative acquisition proposal has been publicly announced prior to SmartStop’s meeting of its stockholders and SmartStop fails to obtain the approval of its stockholders, SmartStop may be required to reimburse Extra Space’s transaction expenses up to an amount equal to $3.0 million. Under no circumstances will SmartStop be required both to pay Extra Space the termination fee and to reimburse Extra Space for its transaction expenses.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Sale of Excluded Assets

In connection with the Merger Agreement, SmartStop and SmartStop OP agreed to sell certain assets identified by Extra Space as being not complementary with the Extra Space asset portfolio. These assets to be sold include the following: (i) all of the membership interests in SSTI Canada Acquisitions, LLC, which is the indirect owner of SmartStop’s Canadian properties (“SSTI Canada”), and (ii) (A) all of the membership interests in SSTI 30 Terrace RD, LLC, a Delaware limited liability company (“SSTI 30 Terrace RD”), which is the owner of the self-storage property located in Ladera Ranch, California (the “Ladera Facility”), (B) all of the membership interests in SSTI Ladera Land, LLC, a Delaware limited liability company (“SSTI Ladera”), which is the owner of the 3.585 acre tract of vacant land located in Ladera Ranch, California (the “Ladera Land”), (C) SmartStop’s indirect 1.492% interest in Montgomery County, DST (the “Montgomery DST Interest”), and (D) all of the membership interests of SmartStop Asset Management, LLC, a Delaware limited liability company, Strategic Capital Markets Group, LLC, a Delaware limited liability company, Entreprises SSTI Canada TRS Inc., a corporation formed under the laws of Quebec, and SSPM Canada, LLC, a Delaware limited liability company, together with all intellectual property associated therewith (the “Non-Traded REIT Platform” and, together with the Ladera Facility, the Ladera Land and the Montgomery DST Interest, the “US Excluded Assets”). Descriptions of the agreements relating to the sale of SSTI Canada and the US Excluded Assets appear below.

On June 15, 2015, SmartStop, SmartStop OP and Strategic 1031, LLC, a Delaware limited liability company (“Strategic 1031”), entered into an Asset Purchase Agreement (the “Canadian Purchase Agreement”) with respect to SmartStop OP’s membership interests in SSTI Canada (the “SSTI Membership Interests”). Pursuant to the Canadian Purchase Agreement, the SSTI Membership Interests will be sold on an “as is-where is” basis for $72.0 million, less certain remaining construction costs, payable at the closing of the transaction, which is anticipated to occur contemporaneously with or before the closing of the Company Merger.

SSTI Canada owns all of the membership interests of each of the following: (i) SSTI Mavis Mississauga, LLC, a Delaware limited liability company (the “Mavis Owner”), (ii) SSTI Brewster Brampton, LLC, a Delaware limited liability company (the “Brewster Owner”), (iii) SSTI Dufferin Toronto, LLC, a Delaware limited liability company (the “Dufferin Owner”), (iv) SSTI Granite Pickering, LLC, a Delaware limited liability company (the “Granite Owner”), and (v) SSTI Centennial, LLC, a Delaware limited liability company (the “Centennial Owner” and, together with the Mavis Owner, Brewster Owner, Dufferin Owner and Granite Owner, the “Subsidiary Companies”).

Each Subsidiary Company owns the real property, including all improvements thereon (collectively, the “Canadian Excluded Assets”), at the locations set forth opposite each Subsidiary Company’s name below:

Subsidiary Company	Location
Mavis Owner	3136 Mavis Road, Mississauga, Ontario
Brewster Owner	8 Brewster Road, Brampton, Ontario
Dufferin Owner	4548 Dufferin Street, Toronto, Ontario
Granite Owner	600 Granite Court, Pickering, Ontario
Centennial Owner	505 - 515 Centennial Road, Toronto, Ontario

The foregoing description of the Canadian Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Canadian Purchase Agreement, which is filed as Exhibit 2.2 to this Current Report on Form 8-K and is incorporated herein by reference.

On June 15, 2015, SmartStop, SmartStop OP and Strategic 1031 entered into an Asset Purchase Agreement (the “Terrace RD APA”) with respect to SmartStop OP’s membership interests in SSTI 30 Terrace RD (the “Terrace RD Membership Interests”). Pursuant to the terms of the Terrace RD APA, the Terrace RD Membership Interests will be sold on an “as is-where is” basis for an aggregate purchase price of $29.0 million, payable at the closing of the transaction, which is anticipated to occur contemporaneously with or before the closing of the Company Merger. The foregoing description of the Terrace RD APA does not purport to be complete and is qualified in its entirety by reference to the Terrace RD APA, which is filed as Exhibit 2.3 to this Current Report on Form 8-K and is incorporated herein by reference.

On June 15, 2015, SmartStop, SmartStop OP and Strategic 1031 entered into an Asset Purchase Agreement (the “Ladera Land APA”) with respect to SmartStop OP’s membership interests in SSTI Ladera (the “SSTI Ladera Membership Interests”). Pursuant to the terms of the Ladera Land APA, the SSTI Ladera Membership Interests will be sold on an “as is-where is” basis for an aggregate purchase price of $3.9 million, plus all entitlements and construction costs incurred, payable at the closing of the transaction, which is anticipated to occur contemporaneously with or before the closing of the Company Merger. The foregoing description of the Ladera Land APA does not purport to be complete and is qualified in its entirety by reference to the Ladera Land APA, which is filed as Exhibit 2.4 to this Current Report on Form 8-K and is incorporated herein by reference.

On June 15, 2015, SmartStop, SmartStop OP, Self Storage REIT II, LLC, a Delaware limited liability company, USA SS
REIT II Operating Partnership, L.P., a Delaware limited partnership, and Strategic 1031 entered into an Asset Purchase Agreement (the “Montgomery DST APA”) with respect to the Montgomery DST Interest. Pursuant to the terms of the Montgomery DST APA, the Montgomery DST Interests will be sold on an “as is-where is” basis for an aggregate purchase price of $100,000, payable at the closing of the transaction, which is anticipated to occur contemporaneously with or before the closing of the Company Merger. The foregoing description of the Montgomery DST APA does not purport to be complete and is qualified in its entirety by reference to the Montgomery DST APA, which is filed as Exhibit 2.5 to this Current Report on Form 8-K and is incorporated herein by reference.

On June 15, 2015, SmartStop, SmartStop OP, Strategic Storage Property Management, LLC, a Delaware limited liability company, SmartStop Self Storage TRS, Inc., a Delaware corporation, and Strategic 1031 entered into an Asset Purchase Agreement (the “Non-Traded REIT APA”) with respect to the Non-Traded REIT Platform. Pursuant to the terms of the Non-Traded REIT APA, the Non-Traded REIT Platform will be sold on an “as is-where is” basis for an aggregate purchase price of $10.0 million, plus the amount of net working capital as of the month end immediately preceding the closing of the transaction, payable at the closing of the transaction, which is anticipated to occur contemporaneously with or before the closing of the Company Merger. The foregoing description of the Non-Traded REIT APA does not purport to be complete and is qualified in its entirety by reference to the Non-Traded REIT APA, which is filed as Exhibit 2.6 to this Current Report on Form 8-K and is incorporated herein by reference.

Strategic 1031 is owned and controlled by H. Michael Schwartz, SmartStop’s Chief Executive Officer and President. In light of this relationship, the sales of SSTI Canada and the US Excluded Assets (collectively, the “Excluded Assets”) were approved by a special committee of the Board (the “Special Committee”), consisting of SmartStop’s independent directors. Prior to approving the sale of the Excluded Assets, the Special Committee received valuations and a fairness opinion from third party financial advisors that the consideration received in respect of the Excluded Assets were fair to SmartStop, from a financial point of view. To finance Strategic 1031’s purchase of the Excluded Assets, a wholly-owned subsidiary of Extra Space will loan Strategic 1031 up to $118.0 million pursuant to promissory notes and a pledge and security agreement between Strategic 1031 and such Extra Space subsidiary. The loans will be secured by an interest in the Excluded Assets and accrue interest at a rate of seven percent (7%) per annum. Up to $96.0 million of the loans evidenced by the promissory notes will have a term of 120 days after the closing and the remaining approximately $22.0 million will have a term of 365 days after the closing.

Each of the Merger Agreement, the Canadian Purchase Agreement, the Terrace RD APA, the Ladera Land APA, the Montgomery DST APA and the Non-Traded REIT APA (collectively, the “Transaction Agreements”) has been attached to this Current Report on Form 8-K to provide investors with information regarding their terms. The Transaction Agreements are not intended to provide any other factual information about SmartStop, SmartStop OP or any of SmartStop’s subsidiaries or affiliates. The representations, warranties and covenants contained in the Transaction Agreements were made only for purposes of the Transaction Agreements as of the specific dates therein, were solely for the benefit of the respective parties to the Transaction Agreements, may be subject to limitations agreed upon by such contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among such parties to the Transaction Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to such contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Transaction

Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the respective dates of the Transaction Agreements, which subsequent information may or may not be fully reflected in SmartStop’s or any of its affiliates’ public disclosures.

Item 7.01.	Regulation FD Disclosure

On June 15, 2015, SmartStop issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

On June 15, 2015, SmartStop prepared a stockholder Q&A and an employee Q&A concerning the Mergers and the Merger Agreement. Copies of the stockholder Q&A and the employee Q&A are attached hereto as Exhibit 99.2 and Exhibit 99.3, respectively, and each is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the SEC, the information in this Item 7.01 disclosure, including Exhibits 99.1, 99.2 and 99.3 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of SmartStop, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Additional Information and Where to Find It

In connection with the proposed Company Merger, SmartStop will file with the Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement and other relevant materials, and hold a meeting of its stockholders to obtain the requisite stockholder approval of the Company Merger. BEFORE MAKING ANY VOTING DECISION, SMARTSTOP’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED COMPANY MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED COMPANY MERGER AND THE PARTIES TO THE PROPOSED COMPANY MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents that SmartStop files with the SEC (when available) from the SEC’s website at www.sec.gov and SmartStop’s website at www. strategicstoragetrust.com. In addition, the proxy statement and other documents filed by SmartStop with the SEC (when available) may be obtained from SmartStop free of charge by directing a request to the following address: SmartStop Self Storage Inc., Attention: Paula Mathews, 111 Corporate Drive, Suite 120, Ladera Ranch, California 92694, or by calling (877) 327-3485.

Participants in the Proxy Solicitation

SmartStop and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from SmartStop’s stockholders with respect to the proposed acquisition of SmartStop by Extra Space. Security holders may obtain information regarding the names, affiliations and interests of such individuals in SmartStop’s Amendment to its Annual Report on Form 10-K/A for the fiscal year ended December 31, 2014 and filed with the SEC on April 29, 2015. Additional information regarding the interests of such individuals in the proposed acquisition of SmartStop by Extra Space will be included in the proxy statement relating to such acquisition when it is filed with the SEC.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the Mergers and the other transactions contemplated by the Merger Agreement, including the sale of the Excluded Assets, and all other statements in this report and the exhibits furnished or filed herewith, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. SmartStop may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including without limitation, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (ii) the failure to obtain the SmartStop Stockholder Approval or the failure to satisfy the other closing conditions to the Company Merger, the Partnership Merger or the sale of the Excluded Assets, (iii) risks related to disruption of management’s attention from SmartStop’s ongoing business operations due to the transaction, and (iv) the effect of the announcement of the Mergers on the ability of the parties to retain and hire key personnel, maintain relationships with their customers and suppliers, and maintain their operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent SmartStop’s views as of the date on which such statements were made. SmartStop anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing SmartStop’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of SmartStop are described in the risk factors included in SmartStop’s filings with the SEC, including SmartStop’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. SmartStop expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

2.1†	Agreement and Plan of Merger, dated as of June 15, 2015, among SmartStop Self Storage, Inc., SmartStop Self Storage Operating Partnership, L.P., Extra Space Storage Inc., Extra Space Storage LP, Edgewater REIT Acquisition (MD) LLC and Edgewater Partnership Acquisition (DE) LLC.

2.2†	Asset Purchase Agreement, dated as of June 15, 2015, among SmartStop Self Storage, Inc., SmartStop Self Storage Operating Partnership, L.P. and Strategic 1031, LLC.

2.3†	Asset Purchase Agreement, dated as of June 15, 2015, among SmartStop Self Storage, Inc., SmartStop Self Storage Operating Partnership, L.P. and Strategic 1031, LLC.

2.4†	Asset Purchase Agreement, dated as of June 15, 2015, among SmartStop Self Storage, Inc., SmartStop Self Storage Operating Partnership, L.P. and Strategic 1031, LLC.

2.5†	Asset Purchase Agreement, dated as of June 15, 2015, among SmartStop Self Storage, Inc., SmartStop Self Storage Operating Partnership, L.P., Self Storage REIT II, LLC, USA SS REIT II Operating Partnership, L.P. and Strategic 1031, LLC.

2.6†	Asset Purchase Agreement, dated as of June 15, 2015, among SmartStop Self Storage, Inc., SmartStop Self Storage Operating Partnership, L.P., Strategic Storage Property Management, LLC, SmartStop Self Storage TRS, Inc. and Strategic 1031, LLC.

99.1	Press Release dated June 15, 2015.

99.2	Stockholder Q&A dated June 15, 2015.

99.3	Employee Q&A dated June 15, 2015.

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. SmartStop hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2015		SMARTSTOP SELF STORAGE, INC.

	By:	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of June 15, 2015, among SmartStop Self Storage, Inc., SmartStop Self Storage Operating Partnership, L.P., Extra Space Storage Inc., Extra Space Storage LP, Edgewater REIT Acquisition (MD) LLC and Edgewater Partnership Acquisition (DE) LLC.

2.2†	Asset Purchase Agreement, dated as of June 15, 2015, among SmartStop Self Storage, Inc., SmartStop Self Storage Operating Partnership, L.P. and Strategic 1031, LLC.

2.3†	Asset Purchase Agreement, dated as of June 15, 2015, among SmartStop Self Storage, Inc., SmartStop Self Storage Operating Partnership, L.P. and Strategic 1031, LLC.

2.4†	Asset Purchase Agreement, dated as of June 15, 2015, among SmartStop Self Storage, Inc., SmartStop Self Storage Operating Partnership, L.P. and Strategic 1031, LLC.

2.5†	Asset Purchase Agreement, dated as of June 15, 2015, among SmartStop Self Storage, Inc., SmartStop Self Storage Operating Partnership, L.P., Self Storage REIT II, LLC, USA SS REIT II Operating Partnership, L.P. and Strategic 1031, LLC.

2.6†	Asset Purchase Agreement, dated as of June 15, 2015, among SmartStop Self Storage, Inc., SmartStop Self Storage Operating Partnership, L.P., Strategic Storage Property Management, LLC, SmartStop Self Storage TRS, Inc. and Strategic 1031, LLC.

99.1	Press Release dated June 15, 2015.

99.2	Stockholder Q&A dated June 15, 2015.

99.3	Employee Q&A dated June 15, 2015.

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. SmartStop hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.